                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                           Rogue Wave Software, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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

                            ROGUE WAVE SOFTWARE, INC.
                              5500 FLATIRON PARKWAY
                             BOULDER, COLORADO 80301

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON JANUARY 17, 2002

TO THE STOCKHOLDERS OF ROGUE WAVE SOFTWARE, INC.:

     Notice Is Hereby Given that the Annual Meeting of Stockholders of Rogue Wave Software, Inc., a Delaware corporation (the "Company"), will be held on Thursday, January 17, 2002, at 8:00 a.m. mountain time at the offices of the Company, located at 5500 Flatiron Parkway, Boulder, Colorado, 80301 for the following purpose:

1. To elect directors to serve for the ensuing year and until their successors are elected.

2. To ratify the selection of KPMG LLP as independent auditors of the Company for its fiscal year ending September 30, 2002.

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on November 30, 2001, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.


                                             By Order of the Board of Directors


                                             /s/  Merle A. Waterman
                                             Vice President, Chief Financial
                                             Officer and Secretary


Boulder, Colorado
December 13, 2001

     All Stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

                           ROGUE WAVE SOFTWARE, INC.
                             5500 FLATIRON PARKWAY
                            BOULDER, COLORADO 80301

                                PROXY STATEMENT
                      FOR ANNUAL MEETING OF STOCKHOLDERS

                               JANUARY 17, 2002

                INFORMATION CONCERNING SOLICITATION AND VOTING

General

      The enclosed proxy is solicited on behalf of the Board of Directors of Rogue Wave Software, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Thursday, January 17, 2002, at 8:00 a.m. mountain time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the offices of the Company, located at 5500 Flatiron Parkway, Boulder, Colorado, 80301. The Company intends to mail this proxy statement and accompanying proxy card on or about December 13, 2001 to all stockholders entitled to vote at the Annual Meeting.

Solicitation

      The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

      Only holders of record of Common Stock at the close of business on November 30, 2001, will be entitled to notice of and to vote at the Annual Meeting. At the close of business on November 30, 2001, the Company had outstanding 11,090,239 shares of Common Stock.

      Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

      All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

Revocability of Proxies

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 5500 Flatiron Parkway, Boulder, Colorado, 80301, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.


Stockholder Proposals

     The deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2003 annual meeting of stockholders pursuant to Rule 14a-8, "Shareholder Proposals," of the Securities and Exchange Commission is August 12, 2002. The deadline for submitting a stockholder proposal or a nomination for director that is not to be included in such proxy statement and proxy is November 18, 2002, however, unless a stockholder notifies the Company of such matter prior to October 28, 2002, management will have discretionary authority to vote all shares for which it has proxies in opposition to such matter. Stockholders are also advised to review the Company's By-laws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted by the Board of Directors. Each director shall be elected at each annual meeting of stockholders for a term of one year. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors, unless the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders. A director appointed by the Board to fill a vacancy (including a vacancy created by an increase in the Board of Directors) shall serve for the remainder of the full term in which the vacancy occurred and until such director's successor is elected and qualified.

     The Board of Directors is presently composed of six members, five directors having been elected by the stockholders, and one director having been appointed by the Board. Each of the nominees for election is currently a director of the Company. If elected at the Annual Meeting, each of the nominees would serve until the next annual meeting of stockholders and until his or her successor is elected and has qualified, or until such director's earlier death, resignation or removal.

     Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the six nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

Nominees

     The name of the nominees and certain biographical information about them are set forth below:

                       Name                              Age                                 Position
---------------------------------------------------  -----------  -------------------------------------------------------------
Thomas Keffer, Ph.D. ..............................      47       Chairman of the Board

John Floisand (1)..................................      57       Interim Chief Executive Officer and Director

Thomas M. Atwood (2)...............................      51       Director

Louis C. Cole (1)(2)...............................      56       Director

Margaret M. Norton (2).............................      47       Director

Marc H. Sternfeld..................................      54       Director

___________________________________________________

(1)  Member of the Compensation Committee

(2)  Member of the Audit Committee

Set forth below is biographical information for each person nominated.

Thomas Keffer, Ph.D.

     Dr. Keffer has served as Chairman of the Board of Directors of the Company since 1989. Dr. Keffer was a founder of the Company in 1989 and served as its President and Chief Executive Officer from that time until October 1998. Prior to 1989, Dr. Keffer was an Assistant Professor of Oceanography at the University of Washington. Dr. Keffer received his Ph.D. in Physical Oceanography from Oregon State University and his B.A. from Cornell University.

John Floisand

     Mr. Floisand has been a director of the Company since March 2000. In October 2001, Mr. Floisand was appointed the interim Chief Executive Officer. Mr. Floisand served as President and Chief Executive Officer of Personic, Inc., a software development company, from September 1999 to October 2000, at which time he retired. From 1995 to August 1999, Mr. Floisand was employed by Borland Corporation, a software tools manufacturer, where he served as Senior Vice President of Worldwide Sales. Mr. Floisand was employed by Apple Computer between 1983 to 1995, where he last served as President of Apple Pacific and Senior Vice President of Apple Computer. Prior to joining Apple Computer, Mr. Floisand was the Managing Director and Chairman of Base2, a distributor of Apple products. Mr. Floisand also serves as a director and compensation committee member of Cidco Inc., a telephony and e-mail messaging products and services provider.

Thomas M. Atwood

     Mr. Atwood has been a director of the Company since October 1994. Since 1999, Mr. Atwood has served as the Chief Executive Officer of Mission Broadband, a broadband media services company. Prior to 1999, he served as President and Chief Operations Officer of Site/X3, an Internet professional services firm and as Executive Vice President of eMotion, Inc., a software company that was sold in early 1999 to Cinebase Software. Mr. Atwood was Chief Executive Officer of Cinebase Software, a software company, from June 1996 until June 1997. Prior to June 1996, he founded Object Design, a software company, in 1988 and served as its Chairman through December 1995.

Louis C. Cole

     Mr. Cole has been a director of the Company since July 1997. Since June 1989, Mr. Cole has served as the President and Chief Executive Officer, and since June 1995 as Chairman of the Board, of Legato Systems, Inc., a network storage management software company. Prior to that, from March 1987 until July 1988, Mr. Cole served as Executive Vice President of Novell, Inc., a manufacturer of computer networking equipment and software. Mr. Cole also serves as a director of Tricord Software Peerless Systems.

Margaret M. Norton

     Ms. Norton has been a director of the Company since January 2000. Since 1998, Ms. Norton has been a self-employed consultant. From 1994 to 1998, Ms. Norton served as the General Manager, Senior Vice President of Octel Communications, acquired by Lucent Technologies in 1997. Between 1988 and 1994, Ms. Norton served in various business development and marketing roles for Octel Communications. Prior to joining Octel Communications, Ms. Norton worked for Southern New England Telephone Company for approximately 11 years, where she last served as the Director of Marketing.

Marc H. Sternfeld

     Mr. Sternfeld has been a director of the Company since April 2001. Mr. Sternfeld joined Duetsche Bank in 1996 where he served as a Managing Director as well as head of its Global Technology and Operations Division until his retirement in December 2000. From 1987 to 1996, Mr. Sternfeld was employed by Salomon Brothers as head of its Information Technology Division and later as head of the Operations Division. Prior to working for Salomon Brothers, Mr. Sternfeld joined Andersen Consulting in 1975 as a Senior Analyst and in 1982 became a Partner.

                       The Board Of Directors Recommends
                    A Vote In Favor Of Each Named Nominee.

Board Committees and Meetings

     During the fiscal year ended September 30, 2001, the Board of Directors held four meetings. The Board has an Audit Committee and a Compensation Committee.

     The Audit Committee has primary responsibility to review accounting procedures and methods employed in connection with audit programs and related management policies. Its duties include (1) recommending the independent auditors for the Company, (2) reviewing the scope of the audit to be conducted by them, (3) meeting with the independent auditors concerning the results of their audit, and (4) overseeing the scope and accuracy of the Company's system of internal accounting controls. The Audit Committee is the principal liaison between the Board of Directors and the independent auditors for the Company. The Audit Committee is composed of three non-employee directors: Mr. Atwood, Mr. Cole and Ms. Norton. All members of the Company's Audit Committee are independent (as independence is defined in Rule 4200(a)(15) of the NASD listing standards, as may be modified from time to time). The Board of Directors has adopted a written charter for the Audit Committee, which is included as an Appendix to this Proxy Statement. During the fiscal year ended September 30, 2001, the Audit Committee conducted two meetings.

     The Compensation Committee is responsible for continually reviewing the Company's compensation and benefit programs and making recommendations regarding these programs to the Board of Directors from time to time. The Committee consists of Mr. Floisand and Mr. Cole. The Compensation Committee conducted one meeting during the fiscal year ended September 30, 2001.

     During the fiscal year ended September 30, 2001, each director, except Mr. Atwood, attended at least 75% of the aggregate of the meetings of the Board and of the committees on which they served, held during the period for which each was a director or committee member, respectively.

Audit Committee Report to Stockholders (1)

     In connection with the September 30, 2001 financial statements, the Audit
Committee: (1) reviewed and discussed the audited financial statements with management; (2) discussed with the auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as may be modified or supplemented; and (3) received written disclosures and the letter from the auditors required by Independence Standards Board Statement No. 1 and has discussed with the independent auditors the independent auditor's independence. Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the last fiscal year filed with the Securities and Exchange Commission.



                                                 By the Audit Committee

                                                 Thomas M. Atwood
                                                 Louis C. Cole
                                                 Margaret M. Norton

________________

(1) The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                                  PROPOSAL 2

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

         The Board of Directors has selected KPMG LLP as the Company's independent auditors for the fiscal year ending September 30, 2002, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Audit Fees

         The aggregate fees billed for professional services rendered by KPMG LLP for fiscal 2001 for the audit of the Company's annual financial statements for 2001 and for the review of the financial statements included in the Company's Forms 10-Q for 2001 were $83,500.

Financial Information Systems Design and Implementation

         No financial information systems design and implementation fees have been paid in fiscal 2001.

All Other Fees

         KPMG LLP has billed the Company approximately $67,800 in the aggregate, for professional services rendered by it for all services other than those services covered in the audit fees for the Company's 2001 fiscal year. These other services include services rendered for income tax preparation, assistance with regulatory filings, audit of the Company's 401(k) benefit plan and consultations on the effects of various tax and accounting issues. The Audit Committee has considered whether the provision of non-audit services by the Company's principal auditor is compatible with maintaining auditor independence.

         Stockholder ratification of the selection of KPMG LLP as the Company's independent auditors is not required by the Company's By-laws or otherwise. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

         The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

                       The Board Of Directors Recommends
                        A Vote In Favor Of Proposal 2.

                             SECURITY OWNERSHIP OF
                   CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the ownership of the Company's Common Stock as of September 30, 2001, by: (i) each director and nominee for director; (ii) each of the Named Executive Officers identified in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                                              Shares Beneficially Owned (1)
                                                                  ----------------------------------------------------
Principal Stockholders, Directors and Executive Officers               Number of Shares          Percent of Total
--------------------------------------------------------------    ----------------------------------------------------
Paradigm Capital Management...................................            1,818,600                      16.4%

Thomas Keffer.................................................            1,317,260                      11.9

Dimensional Fund Advisors, Inc................................              675,300                       6.1

Royce & Associates............................................              580,600                       5.2

John D. Iacobucci (2).........................................              210,416                       1.9

Merle A. Waterman (3).........................................              139,654                       1.3

David A. Rice (4).............................................              120,583                       1.1

Charles M. O'Neill (5)........................................              111,458                       1.0

James M. Smith (6)............................................               82,702                         *

Robert I. Marcus (7) .........................................               60,937                         *

Thomas M. Atwood (8)..........................................               37,333                         *

Louis C. Cole (9).............................................               22,312                         *

John Floisand (10)............................................               10,555                         *

Margaret M. Norton (11).......................................                9,611                         *

Marc H. Sternfeld (12)........................................                1,944                         *

All executive officers and directors
     as a group (13 persons) (13).............................            2,150,765                      19.4%

______________________________

* Less than one percent.

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G (if any) filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 11,090,239 shares outstanding on September, 30, 2001, adjusted as required by rules promulgated by the SEC.

(2) Includes 210,416 shares issuable pursuant to options exercisable within 60 days of September 30, 2001.

(3) Includes 137,199 shares issuable pursuant to options exercisable within 60 days of September 30, 2001.

(4) Includes 115,621 shares issuable pursuant to options exercisable within 60 days of September 30, 2001.

(5) Includes 111,458 shares issuable pursuant to options exercisable within 60 days of September 30, 2001.

(6) Includes 75,000 shares issuable pursuant to options exercisable within 60 days of September 30, 2001.

(7) Includes 60,937 shares issuable pursuant to options exercisable at September 30, 2001. As a result of Mr. Marcus' termination effective August 13, 2001, zero options will be exercisable within 60 days of September 30, 2001.

(8) Includes 37,333 shares issuable pursuant to options exercisable within 60 days of September 30, 2001.

(9) Includes 22,312 shares issuable pursuant to options exercisable within 60 days of September 30, 2001.

(10) Includes 10,555 shares issuable pursuant to options exercisable within 60 days of September 30, 2001.

(11) Includes 9,611 shares issuable pursuant to options exercisable within 60 days of September 30, 2001.

(12) Includes 1,944 shares issuable pursuant to options exercisable within 60 days of September 30, 2001.

(13) Includes 1,333,379 shares of Common Stock, 60,937 shares subject to options exercisable as of September 30, 2001 and 756,449 shares subject to options exercisable within 60 days of September 30, 2001, held by directors and executive officers of the Company and entities affiliated with such persons. See Notes 2 through 12 above.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 2001, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                             EXECUTIVE COMPENSATION

Compensation of Directors

     The Company's non-employee directors receive $1,500 for each Board of Directors meeting attended in addition to being reimbursed for certain expenses in connection with their attendance at Board and committee meetings. In fiscal year ended September 30, 2001, the total compensation paid to non-employee directors was $19,500. On the date of each annual meeting of the stockholders of the Company, each non-employee director who has continuously served as a non-employee director since the last annual meeting will be granted an option to purchase 3,500 shares of Common Stock, and each other person who is then a non-employee director will be granted an option to purchase a prorated number of shares of Common Stock, based on the number of days such person has continuously served as a non-employee director since the last annual meeting. These options are fully vested when granted. In April 2001, Mr. Sternfeld was granted an option to purchase 10,000 shares of the Company's Common Stock at an exercise price of $3.75 per share, which was the fair market value of the stock on the date of grant, and a vesting period of three years. Such grant was made pursuant to the 1996 Equity Incentive Plan.

Compensation Of Executive Officers

                            Summary Of Compensation

     The following table shows for the fiscal year ended September 30, 2001, compensation awarded or paid to, or earned by the Company's (i) four most highly compensated executive officers employed at September 30, 2001; (ii) former Chief Executive Officer and (iii) two former executive officers (collectively the "Named Executive Officers"). Following the resignation of John D. Iacobucci in September 2001, Mr. Floisand became the interim Chief Executive Officer on October 8, 2001.

                          Summary Compensation Table

                                                                                        Long-Term
                                                             Annual Compensation       Compensation
                                                           -----------------------    --------------
                                                                                        Securities        All Other
                                                  Fiscal                                Underlying      Compensation
Name and Principal Position                        Year    Salary ($)    Bonus ($)      Options(#)         ($)(1)
-----------------------------------------------   ------   ----------    ---------    --------------   --------------
James M. Smith (2)                                 2001    $ 210,000     $ 37,500              --         $ 42,024
     Executive Vice President, Worldwide Sales     2000    $  44,423     $ 22,500         225,000         $ 88,535

Charles M. O'Neill (3)                             2001    $ 200,000     $ 22,500         140,000         $  9,229
     Vice President, Professional Services         2000    $ 134,500     $ 46,915          30,000         $  5,918
                                                   1999    $ 102,654     $ 78,976          30,000         $    255

David A. Rice (4)                                  2001    $ 100,000     $ 22,500         120,000         $ 43,860
     Vice President, Marketing

Merle A. Waterman (5)                              2001    $ 200,000     $ 22,500         135,335         $ 13,370
    Vice President, Chief Financial Officer        2000    $  93,319     $ 31,750          30,000         $  6,392

John D. Iacobucci (6)                              2001    $ 274,364     $100,000         100,000         $     --
     Former President and Chief Executive          2000    $ 104,170     $     --         500,000         $     --
     Officer

Greg J. Schumacher (7)                             2001    $ 144,349     $ 79,477              --         $ 99,804
     Former Vice President, General Manager,       2000    $ 150,692     $ 37,500          70,000         $ 77,171
     Stingray Division

Robert I. Marcus (8)                               2001    $ 182,683     $ 20,000              --         $ 55,124
     Former Chief Technology Officer               2000    $  49,359     $     --         225,000         $ 25,000

__________________________

(1) Consists of amounts received pursuant to the Company's Profit Sharing Plan, 401(k) Company Matching Funds, and employee stock purchase plan proceeds, as applicable.

(2) Mr. Smith was appointed the Executive Vice President, Worldwide Sales, in March 2001 after serving as the Company's Vice President, Marketing and Business Development from July 2000 through February 2001. Upon joining the Company in July 2000, Mr. Smith received relocation compensation of $88,535. In addition, in fiscal 2001, Mr. Smith received 401(k) Company matching funds of $12,275 and employee stock purchase plan proceeds of $29,749. Mr. Smith is currently being paid an annual salary of $225,000.

(3) Mr. O'Neill joined the Company as Vice President, Professional Services, in March 1999. Mr. O'Neill received profit sharing compensation of $346, $255, and $255 in fiscal 2001, 2000, and 1999, respectively. Mr. O'Neill received 401(k) Company matching funds of $8,883 and $5,663 in fiscal 2001 and 2000, respectively.

(4) Mr. Rice was appointed the Vice President, Marketing and Business Development, in March 2001 after serving as the Company's Division General Manager of Infrastructure Products from May 1995 through February 2001. Mr. Rice received relocation compensation of $25,000, profit sharing compensation of $346, 401(k) Company matching funds of $6,933, and employee stock purchase plan proceeds of $11,581. Mr. Rice is being paid an annual salary of $200,000.

(5) In fiscal 2001, Mr. Waterman received profit sharing compensation of $346, 401(k) Company matching funds of $8,441 and employee stock purchase plan proceeds of $4,583. In fiscal 2000, Mr Waterman received profit sharing compensation of $255, 401(k) Company matching funds of $4,738 and employee stock purchase plan proceeds of $1,399.

(6)  Mr. Iacobucci resigned from the Company in September 2001.

(7) Mr. Schumacher resigned from the Company in May 2001. In fiscal 2001, Mr. Schumacher received profit sharing compensation of $346, 401(k) Company matching funds of $5,082, severance of $52,399 and relocation compensation of $41,977. In fiscal 2000, Mr. Schumacher received 401(k) Company matching funds of $5,550 and relocation compensation of $71,621.

(8) Mr. Marcus resigned from the Company in August 2001. In fiscal 2001, Mr. Marcus received 401(k) Company matching funds of $5,124 and severance pay of $50,000. In fiscal 2000, Mr. Marcus received relocation compensation of $25,000.

Stock Option Grants and Exercises

         The Company has granted incentive stock options to its executive officers under the 1997 Equity Incentive Plan. As of September 30, 2001, options to purchase a total of 2,987,260 shares were outstanding under the 1997 Equity Incentive Plan and options to purchase 1,768,426 shares remain available for grant thereunder. The following tables show for the fiscal year ended September 30, 2001, certain information regarding options granted to, exercised by, and held at year-end by, the Named Executive Officers:

                        Option Grants in Last Fiscal Year

                                                 Individual Grants
                             ---------------------------------------------------------
                                                                                           Potential Realizable Value at
                                Number of       % of Total                                 Assumed Annual Rates of Stock
                               Securities        Options        Exercise                   Price Appreciation for Option
                               Underlying       Granted to       or Base                            Term($)(4)
                                 Options       Employees in       Price     Expiration    -------------------------------
Name                          Granted(#)(1)    Fiscal Year(2)   ($/Sh)(3)      Date              5%              10%
--------------------------   ---------------  ---------------- ----------- ------------   --------------   --------------
John D. Iacobucci                 100,000          4.3%          $ 4.120      5/01/11         $ 259,105      $   656,622

Charles M. O'Neill                140,000          6.0%          $ 5.438     10/02/10         $ 478,790      $ 1,213,348

David A. Rice                     120,000          5.2%          $ 5.438     10/02/10         $ 410,391      $ 1,040,013

Merle A. Waterman                 135,335          5.8%          $ 5.438     10/02/10         $ 462,836      $ 1,172,918

__________________

(1) Options shown were granted under the Company's 1997 Equity Incentive Plan. Options have a maximum term of 10 years measured from the date of grant, subject to earlier termination upon the optionee's cessation of service with the Company. One hundred percent (100%) of any unvested options become immediately exercisable if there is a change in control.

(2) Based on options to purchase 2,326,662 shares granted to employees in fiscal year 2001, including grants to the Named Executive Officers.

(3) The exercise price is equal to the fair market value of the Common Stock on the date of grant, based on the closing sales price as reported on the Nasdaq National Market.

(4) The potential realizable value is calculated based on the term of the option at its time of grant (10 years). It is calculated assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts represent certain assumed rates of appreciation only, in accordance with the rules of the SEC, and do not reflect the Company's estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of the Company's Common Stock.

   Aggregated Option Exercises in Last Fiscal Year, and September 30, 2001
                                 Option Values

                                                                        Number of Securities    Value of Unexercised
                                                                       Underlying Unexercised   In-the-Money Options
                                                                        Options at FY-End (#)       at FY-End ($)
                               Shares Acquired on         Value             Exercisable/            Exercisable/
Name                              Exercise (#)       Realized($)(1)         Unexercisable         Unexercisable(2)
----------------------------  --------------------  ----------------  ------------------------ ----------------------
John D. Iacobucci (3)                   0                  N/A            189,583 / 125,000            $0 / $0

James M. Smith                          0                  N/A            65,625 / 159,375             $0 / $0

Charles M. O'Neill                      0                  N/A            97,292 / 102,708             $0 / $0

David A. Rice                           0                  N/A            91,666 / 108,334             $0 / $0

Merle A. Waterman                       0                  N/A            123,130 / 101,870            $0 / $0

Robert I. Marcus                        0                  N/A            60,937 / 164,063             $0 / $0

_______________________

(1) Based on the fair market value per share of the Common Stock (the closing sales price reported by the Nasdaq National Market) at date of exercise, less the exercise price.

(2) Based on the fair market value of the Common Stock ($2.48) as of September 30, 2001, as reported on the Nasdaq National Market, less the exercise price, multiplied by the number of shares underlying the option.

(3) See disclosure of Mr. Iacobucci's and Mr. Julsen's Separation and Release Agreements included under "Certain Transactions".

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                          ON EXECUTIVE COMPENSATION (2)

     The Compensation Committee of the Board of Directors (the "Committee") is responsible for developing and making recommendations to the Board with respect to the Company's executive compensation policies. The Committee consists of John Floisand and Louis C. Cole.

Compensation Philosophy

     The Company's executive compensation program is based on the following four objectives: (i) to link the interests of management with those of stockholders by encouraging stock ownership in the Company; (ii) to attract and retain superior executives by providing them with the opportunity to earn total compensation packages that are competitive with the industry; (iii) to reward individual results by recognizing performance through salary, annual cash incentives and long-term stock based incentives; and (iv) to manage compensation based on the level of skill, knowledge, effort and responsibility needed to perform the job successfully.

     The components of the Company's compensation program for its executive officers include (i) base salary, (ii) performance-based cash bonuses, and (iii) incentive compensation in the form of stock options.

     Base Salary. The Committee annually reviews base salaries of executive officers, including the Named Executive Officers listed in the Summary Compensation Table. Industry compensation surveys are used to establish base salaries that are within the range of those persons holding comparably responsible positions at other similar-sized software companies, both regionally and nationally. The Company's current compensation structure falls generally within the midpoint salary range of compensation structures adopted by the other companies in the salary surveys reviewed. Executive's salary may be increased based on (i) the individual's increased contribution to the Company over the preceding year; (ii) the individual's increased responsibilities over the preceding year; and (iii) any increase in median competitive pay levels.

     Annual Cash Bonuses. The Committee recommends the payment of bonuses from time-to-time to the Company's employees, including its executive officers, to provide an incentive to these persons to be productive over the course of each fiscal year. These bonuses are awarded only if the Company achieves or exceeds certain corporate performance goals. The performance goals include both financial and non-financial measures. The Committee establishes the manner in which the performance goals are calculated and may exclude the impact of certain specified events from the calculation. The size of the cash bonus to each executive officer is based on the individual executive's performance during the preceding year as well as that level of combination of cash compensation and stock options that would be required from a competitive point of view to retain the services of a valued executive officer.

     Equity Incentive Plan. The Company believes that a key component to the compensation of its executive officers should be through stock options. Stock options utilized by the Company for this purpose have been designed to provide an incentive to these employees by allowing them to directly participate in any increase in the long-term value of the Company. This incentive is intended to reward, motivate and retain the services of executive employees. The Company has historically rewarded its executive employees through the grant of Incentive Stock Options and Nonstatutory Stock Options.

     Incentive Stock Options and Nonstatutory Stock Options are allocated to both executive and non-executive employees on an annual basis by either the Committee or the Board of Directors. The Company's 1997 Equity Incentive Plan (the "Plan") provides for the grant of up to 4,850,000 shares of the Company's Common Stock, of which as of September 30, 2001, 94,314 shares have been issued upon the exercise of options, options to purchase 2,987,260 shares were outstanding and 1,768,426 shares remained available for future grant. Stock options are typically granted with exercise prices equal to the prevailing market value of the Company's Common Stock on the date of grant, have 10-year terms and are subject to vesting periods established from time to time by the Committee.

     The Compensation Committee employs no particular set of mechanical criteria in awarding stock options. Rather, it evaluates a series of factors including:
(i) the overall performance of the Company for the fiscal year in question; (ii) the performance of the individual in question; (iii) the anticipated contribution by the individual to the Company on an overall basis; (iv) the historical level of compensation of the individual; (v) the level of compensation of similarly situated executives in the Company's industry; and
(vi) that level of combination of cash compensation and stock options that would be required from a competitive point of view to retain the services of a valued executive officer.

CEO Compensation

     Former President and Chief Executive Officer Mr. Iacobucci's annual base salary for fiscal year 2001 was $325,000 which is within the range of compensation structures of those persons holding comparable positions at similar sized software companies. In setting this amount, the Committee took into account the scope of Mr. Iacobucci's responsibility and the Board's confidence in Mr. Iacobucci's skills and ability to implement the Company's new corporate strategy and business model. Mr. Iacobucci took no part in discussions relating to his own compensation. Following the resignation of Mr. Iacobucci in September 2001, effective October 8, 2001, Mr. Floisand became the interim Chief Executive Officer with an annual base salary of $300,000. Mr. Floisand took no part in discussions relating to his compensation.

Section 162(m) of the Internal Revenue Code

     The Committee has considered the potential future effects of Section 162(m) of the Internal Revenue Code, as amended. Section 162(m) limits the deductibility by public companies of certain executive compensation in excess of $1.0 million per executive per year, but excludes from the calculation of such $1.0 million limit certain elements of compensation, including performance-based compensation. The cash compensation paid to the Company's Named Executive Officers in fiscal 2001 did not approach the $1.0 million limit nor is it to be expected to approach such limit in fiscal year 2002. Therefore, the Committee has not yet established a policy for determining which forms of incentive compensation awarded to its Named Executive Officers shall be designed to qualify as "performance-based compensation."

                                     By the Compensation Committee

                                     John Floisand
                                     Louis C. Cole



(2) The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

           Compensation Committee Interlocks and Insider Participation

     As noted above, the Company's Compensation Committee consists of Messrs. Floisand and Cole. Mr. Floisand replaced Dr. Keffer in January 2001. No member of the Compensation Committee of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee. Dr. Keffer has been an officer of the Company since 1989. Since October 1999, Dr. Keffer has been employed by the Company as a general advisor in a part-time capacity and was paid $60,000 during fiscal 2001. Also in fiscal 2001, Dr. Keffer received 401(k) Company matching funds of $2,400. In September 2001, Dr. Keffer became a full-time advisor with an annual salary of $240,000.

                    Performance Measurement Comparison (3)

     The following graph and table show the total stockholder return of an investment of $100 in cash on November 22, 1996 (the date of the Company's initial public offering) for (i) the Company's Common Stock, (ii) the Nasdaq Stock Market (U.S.) Index and (iii) the Hambrecht & Quist High Technology Index, an index based on companies in a group of public companies in the high technology industry. All values assume reinvestment of the full amount of all dividends and are calculated as of September 30th of each year.


           Comparison of 5 year Cumulative Total Return on Investment

              Base
              Period
              ----------------------------------------------------------------------------------------------------
               11/22/96    12/31/96      3/31/1997   6/30/1997    9/30/1997 12/31/97      3/31/1998    6/30/1998
              ----------------------------------------------------------------------------------------------------
RWAV                100         131             76         104          115       92            126           66
NASDAQ              100         102             96         114          133      125            146          150
H&Q Tech            100          97             93         112          135      114            138          141


              ----------------------------------------------------------------------------------------------------
               11/21/96    12/31/96      3/31/1997   6/30/1997    9/30/1997   12/31/97    3/31/1998    6/30/1998
              ----------------------------------------------------------------------------------------------------
RWAV          $  12.000   $  15.750       $  9.125   $  12.500    $  13.750  $  11.063    $  15.063    $   7.875
NASDAQ          418.494     425.246        402.187     475.862      556.394    521.061      609.811      626.563
H&Q            1,068.70    1,040.00         991.30    1,193.17     1,446.03   1,219.28     1,476.33     1,511.43

              ---------------------------------------------------------------------------------------------------------------------
                 9/30/1998    12/31/1998  3/31/1999    6/30/1999   9/30/1999     12/31/1999    3/31/2000   6/30/2000      9/30/2000
              ---------------------------------------------------------------------------------------------------------------------
RWAV                    60            73         67           76          50             67           64          41             45
NASDAQ                 135           175        196          215         220            330          371         322            297
H&Q Tech               126           177        193          229         242            412          464         417            410


              ---------------------------------------------------------------------------------------------------------------------
                 9/30/1998    12/31/1998  3/31/1999    6/30/1999   9/30/1999     12/31/1999    3/31/2000   6/30/2000      9/30/2000
              ---------------------------------------------------------------------------------------------------------------------
RWAV             $   7.250     $   8.750   $  8.000     $  9.125    $  6.000      $   8.000   $    7.625  $    4.875      $   5.375
NASDAQ             565.803       734.269    821.345      898.642      919.26       1364.396     1531.299     1331.39       1225.616
H&Q               1,343.55       1896.52    2065.47      2446.24     2587.88       4235.557      4777.96    4291.596       4213.086


             --------------------------------------------------
                12/31/2000    3/31/2001   6/30/2001  9/30/2001
             --------------------------------------------------
RWAV                    31           22          48         20
NASDAQ                 196          144         180        105
H&Q Tech               256          184         215        117

             --------------------------------------------------
                12/31/2000    3/31/2001   6/30/2001  9/30/2001
             --------------------------------------------------
RWAV             $   3.750     $  3.500    $  4.380   $  2.480
NASDAQ             820.978      612.786     722.243    501.174
H&Q                2738.14      1914.75     2134.44    1398.02

(3) This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                              Certain Transactions

         In December 2000, the Company entered into a Separation and Release Agreement with Harold E. Julsen pursuant to which the Company paid Mr. Julsen $192,500 in severance.

         On February 19, 2001, the Company entered into a non-interest bearing loan with David A. Rice for $165,500 for certain real propery located in Boulder, Colorado. The loan is due on the earlier of February 19, 2003 or upon voluntary resignation or termination for cause. If Mr. Rice does not pay the loan by the due date, Mr. Rice will pay interest of 12% a year on the outstanding principal amount.

         In September 2001, the Company entered into a Separation and Release Agreement ("the Agreement") with John D. Iacobucci. Under the Agreement, the Company will pay Mr. Iacobucci $325,000 over fiscal year 2002.

         Since October 1999, Dr. Keffer has been employed by the Company as a general advisor in a part-time capacity. In fiscal 2001, Dr. Keffer received annual compensation of $60,000 and 401(k) Company matching funds of $2,400. On September 17, 2001, Dr. Keffer became a full-time advisor with an annual salary of $240,000.

         The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been otherwise obtained from unaffiliated third parties.


                                  Other Matters

         The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                         By Order of the Board of Directors


                                         /s/ Merle A. Waterman
                                             Vice President, Chief Financial
                                             Officer and Secretary


December 13, 2001


         A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended September 30, 2001, is available without charge upon written request to: Corporate Secretary, Rogue Wave Software, Inc., 5500 Flatiron Parkway, Boulder, Colorado 80301.

                                   Appendix A


ROGUE WAVE AUDIT COMMITTEE CHARTER

Organization
There shall be a committee of the board of directors to be known as the Audit Committee. The Audit Committee shall be composed of directors who are independent of the management of the corporation and are free of any relationship that, in the opinion of the board of directors, would interfere with their exercise of independent judgment as a committee member.

Statement of Policy
The Audit Committee shall provide assistance to the corporate directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the corporation, and the quality and integrity of the financial reports of the corporation. In so doing, it is the responsibility of the Audit Committee to maintain free and open means of communication between the directors, the independent auditors, the internal auditors, and the financial management of the corporation.

Responsibilities
In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the corporation are in accordance with all requirements and are of the highest quality.
In carrying out these responsibilities, the Audit Committee will:

 . Review and recommend to the directors the independent auditors to be selected to audit the financial statements of the corporation and its divisions and subsidiaries.

 . Meet with the independent auditors and financial management of the corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

 . Review with the independent auditors, the company's internal auditor, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the corporation, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper. Further, the committee periodically should review company policy statements to determine their adherence to the code of conduct.

 . Review the internal audit function of the corporation including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditors.

 . Receive prior to each meeting, a summary of findings from completed internal audits and a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan.

 . Review the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Any changes in accounting principles should be reviewed.

 . Provide sufficient opportunity for the internal and independent auditors to meet with the members of the Audit Committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the corporation's financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

 . Review accounting and financial human resources and succession planning within the company.

 . Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each committee meeting with, the board of directors.

 . Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

                           ROGUE WAVE SOFTWARE, INC.

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                    FOR THE ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON JANUARY 17, 2002

         The undersigned hereby appoints Thomas Keffer and Merle A. Waterman, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Rogue Wave Software, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Rogue Wave Software, Inc. to be held at 5500 Flatiron Parkway, Boulder, Colorado 80301 on Thursday, January 17, 2002 at 8:00 a.m., Mountain Time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

                  (Continued and to be signed on other side)
                                                                SEE REVERSE SIDE

Management Recommends A Vote For The Nominees For Director Listed Below.

Proposal 1:    To elect directors to hold office until the next Annual
               Meeting of Stockholders and until their successors are elected.


         [_]   For all nominees listed below       [_]  Withhold Authority to
               (except as marked to the contrary        vote for all nominees
               below).                                  listed below.

Nominees:      Thomas Keffer, Ph.D., John Floisand, Thomas M. Atwood,
               Louis C. Cole, Margaret M. Norton and Marc H. Sternfeld

To withhold authority to vote for any nominee(s) write such nominee(s)' name(s) below:

________________________________________________________________________________
________________________________________________________________________________

Management recommends a vote for Proposal 2.

Proposal 2:    To ratify the selection of KPMG LLP as independent auditors of the Company for its fiscal year ending September 30, 2002.

     [_]  For                      [_] Against              [_] Abstain

DATED __________________________        ________________________________________

                                        ________________________________________
                                                       SIGNATURE(S)


                                        Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.


Please vote, date and promptly return this proxy in the enclosed return envelope that is postage prepaid if mailed in the United States.